EXHIBIT 99.1

May 29, 2009

Re:           Dividend Reinvestment And Stock Purchase Plan

Dear National Penn Shareholder:

This letter highlights additional information included in the most recent prospectus concerning the operation of the National Penn Bancshares, Inc. Dividend Reinvestment and Stock Purchase Plan (the “Plan”).  This letter should be read in conjunction with the prospectus dated April 21, 2009, and this letter is qualified by reference to such prospectus.  Below, we have summarized the changes we have made to the April 21, 2009 prospectus that clarify the operation of the Plan.

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To participate in the Plan, you must be the registered owner of at least one share of National Penn common stock.  If you hold your shares though a broker, bank or other nominee, you must become a registered shareholder by having shares transferred into your name.  Your broker will be able to assist you with this transfer.

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You must hold at least one share of common stock in an account with the Plan’s administrator.  Dividends are reinvested and additional shares are purchased on the 17th day of the month, or if the 17th falls on a Saturday, Sunday or holiday, on the preceding Friday or business day, as the case may be.  Your account with the Plan’s administrator must be established and in effect at least two business days prior to the next monthly purchase date to have your dividends reinvested and/or to purchase additional shares on the next monthly purchase date.

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Our board of directors has given management the discretion to terminate the increased optional cash purchase limit of $250,000 per month and the 10% discount to “fair market value” currently in effect, at any time.  If not terminated earlier, under the terms of the Plan, this increased optional cash purchase limit and the 10% discount to “fair market value” will end upon the earlier of (1) the receipt by the Plan’s administrator after October 22, 2008 of an aggregate of $75,000,000 of optional cash purchases by Plan participants, or (2) December 31, 2009.  We will issue a press release or file a Form 8-K with Securities and Exchange Commission when the $250,000 optional cash limit and the 10% discount to “fair market value” are terminated.

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Once the increased optional cash purchase limit of $250,000 per month and the 10% discount to “fair market value” are terminated, we will direct the Plan’s administrator to return to Plan participants all un-processed optional cash purchases and to cease making any further auto-debits for purchases on the upcoming monthly purchase date.  Participants who wish to make optional cash purchases under the reinstated $10,000 optional cash purchase limit at a purchase price equal to “fair market value” may do so beginning with the next monthly purchase date.  Auto-debits will also be automatically resumed for the next monthly purchase date.

•	Optional cash purchases must be made using a personal check or a monthly auto-debit withdrawal from your bank account.

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The Plan gives us wide discretion in operating the Plan.  Accordingly, we reserve the right to refuse a cash purchase or to terminate your Plan account for any reason.  If a cash purchase is refused, your account is terminated or the Plan’s administrator needs to return a cash purchase to you for any reason, it will take the Plan’s administrator up to 15 calendar days to return your funds.  Your funds will not earn interest during this period.

All of the changes set forth above appear in a revised prospectus included in a new registration statement registering an additional 10,000,000 shares of common stock for sale under the Plan that we filed today with the Securities and Exchange Commission.  A complete copy of the revised prospectus may be viewed on the Securities and Exchange Commission’s website, www.sec.gov, or on National Penn’s website, www.nationalpennbancshares.com, or may be obtained free of charge by writing to or calling:

Michelle H. Debkowski
Executive Vice President and
Corporate Secretary
National Penn Bancshares, Inc.
Philadelphia and Reading Avenues
Boyertown, Pennsylvania 19512
Telephone:  (610) 369-6461
E-Mail: michelle.debkowski@nationalpenn.com

Thank you for your continued interest in National Penn.

Sincerely,
/s/ Glenn E. Moyer
Glenn E. Moyer
President and Chief Executive Officer

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